EXHIBIT 23.1

PLS CPA, A PROFESSIONAL CORPORATION t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.com t

September 26, 2018

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 Amendment 1 of our report date August 15, 2018, relating to the financial statements of Cocoluv Inc. as of May 31, 2018, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board